Exhibit 99.10(f)

SCHEDULE I
TO THE DISTRIBUTION AND SERVICE PLAN
CLASS R SHARES (formerly Class G Shares)
DATED DECEMBER 11, 1998
AND AMENDED AND RESTATED
AS OF FEBRUARY 20, 2013
OF THE VICTORY PORTFOLIOS

This Plan shall be adopted with respect to Class R Shares of the following Funds of The Victory Portfolios:

Rate*
1. Balanced Fund	0.50%
2. Diversified Stock Fund	0.50%
3. Dividend Growth Fund	0.50%
4. Established Value Fund	0.50%
5. Fund for Income	0.25%
6. Global Equity Fund	0.50%
7. International Fund	0.50%
8. International Select Fund	0.50%
9. Large Cap Growth Fund	0.50%
10. Integrity Micro-Cap Equity Fund	0.50%
11. Integrity Small-Cap Value Fund	0.50%
12. Munder Growth Opportunities	0.50%
13. Munder Index 500 Fund	0.50%
14. Munder Mid-Cap Core Growth Fund	0.50%

16 Small Company Opportunity Fund	0.50%
17. Special Value Fund	0.50%

Amended as ofMay 22, 2014

*                                         Expressed as a percentage of the average daily net assets of each Fund attributed to its Class R Shares.

THE VICTORY PORTFOLIOS

By:
Title:

Accepted:

VICTORY CAPITAL ADVISERS, INC.

By:
Title: